Exhibit 10.12

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM (this “Memorandum”) is made and entered into as of July 25, 2008 by and between OPUS NORTHWEST, L.L.C., as Landlord, and TPI IOWA, LLC, as Tenant.

RECITALS:

A. Landlord and Tenant are parties to a certain Net Lease Agreement (Build-to-Suit) dated as of November 13, 2007, and amended by that certain First Amendment to Net Lease Agreement (Build-to-Suit) dated July 26, 2008, by and between Landlord and Tenant (as amended, the “Lease”).

B. Landlord and Tenant desire to confirm the Commencement Date, the size of the Building, the amount of Basic Rent, the date the Initial Term expires and the commencement and expiration dates of the Extension Terms.

C. All capitalized terms not otherwise defined in this Memorandum shall have the meanings ascribed to them in the Lease.

ACKNOWLEDGMENTS:

In consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1. The Initial Improvements were Substantially Completed on July 25, 2008. Accordingly, the Commencement Date under the Lease is July 25, 2008. Tenant’s obligation to pay Basic Rent and Impositions commences on July 25, 2008.

2.	The Building contains 316,810 rentable square feet.

3.	Subject to Tenant’s Audit Rights set forth in Section 3.2 of the Lease, which must be exercised, if at all, by the Audit Date (i.e., September 23, 2008), Basic Rent under the Lease is as follows:

Period	Annual Basic Rent	Monthly Installment of Basic Rent
07/25/08-07/24/09	$1,269,000.00	$105,750.00
07/25/09-07/24/10	$1,288,035.00	$107,336.25

07/25/10-07/24/11	$1,307,355.53	$108,946.30
07/25/11-07/24/12	$1,326,965.86	$110,580.49
07/25/12-07/24/13	$1,346,870.35	$112,239.20
07/25/13-07/24/14	$1,367,073.40	$113,922.78
07/25/14-07/24/15	$1,387,579.50	$115,631.63
07/25/15-07/24/16	$1,408,393.20	$117,366.10
07/25/16-07/24/17	$1,429,519.09	$119,126.59
07/25/17-07/31/18	$1,450,961.88	$120,913.49

4.	The Initial Term of the Lease expires on July 31, 2018, unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease or extended in accordance with Section 1.4 of the Lease.

5.	Section 1.4 sets forth the terms and conditions of Tenant’s Extension Terms. If timely and properly exercised, the First Extension Term will commence August 1, 2018 and expire July 31, 2023. If timely and properly exercised, the Second Extension Term will commence August 1, 2023 and expire July 31, 2028.

6.	Except as specifically set forth above, the Lease remains unamended and in full force and effect.

[Signatures are on the following page]

Landlord and Tenant have each caused this Memorandum to be executed and delivered by their duly authorized representatives as of the day and date first written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD:

OPUS NORTHWEST, L.L.C., a Delaware limited liability company

By:	/s/ Thomas G. Shaver
Name:	Thomas G. Shaver
Its:	Vice President
Real Estate Development

TENANT:

TPI IOWA, LLC, a Delaware limited liability company

By:	/s/ Wayne G. Monie
Name:	Wayne G. Monie
Its:	COO